Exhibit 10.31

FORM OF BILLING AND CLAIMS PROCESSING SERVICES AGREEMENT

This Billing and Claims Processing Services Agreement (the “Agreement”) is made this _____ day of _____________, 20___ (the “Effective Date”) by and between ____________________________, M.D., an individual resident of the State of ___________________  (“Physician”), practicing at: ______________________________________________________ and Targeted Medical Pharma, Inc., a Delaware corporation (“TMP”), with offices at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077.

RECITALS

A.           Physician owns and operates a medical practice located at the above address (the “Practice”), and provides professional services through one or more duly licensed physicians.  Physician prescribes and dispenses certain pharmaceutical and Medical Food Convenience Packs (the “Products”) to Physician’s Patients (as defined below) in Physician’s Practice, which Products the Physician purchases from a distributor of the Products (the “Distributor”).

B.           TMP provides billing and claims processing services with respect to the Products to medical practices designed to reduce errors, payment turn-around time and increase overall efficiency through the filing of claims electronically and/or manually with payors who are obligated to pay for services provided to the patients of the Practice (the “Patients”), which payors (the “Payors”) are more particularly described on Schedule 1 hereto, which schedule of payors may be amended from time to time by the parties in a writing signed by all the parties.

C.           Physician desires to obtain from TMP, and TMP desires to provide to Physician, billing and claims processing services with respect to the Products (collectively, “Services”), as set forth herein, subject to the terms and conditions of this Agreement.  Physician may elect to utilize the Services of TMP for the billing of other services charged by and goods sold by Physician.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties agree to the foregoing recitals and as follows:

ARTICLE I
PARTIES’ RESPONSIBILITIES

1.1         Services.  Physician hereby engages and authorizes TMP, and appoints TMP as its true and lawful agent and attorney-in-fact, to provide Services and perform other actions related thereto, as set forth in Exhibit A hereto, on behalf and in the name of Physician with respect to the provision of the Products to the Patients.  Any Patient or Payor is hereby authorized to rely upon this delegation of authority in its dealings with TMP as the agent of Physician for the above purposes.

1.2         Physician’s Responsibilities

(a)          Maintenance of Licenses.  During the Term of this Agreement, Physician shall maintain in good standing all licenses, consents, certifications, accreditations and approvals necessary to conduct the Practice.

(b)          Payor Agreements. Physician shall maintain in good standing all agreements with Payors to whom TMP will be submitting claims on Physician’s behalf after any such agreements are entered into by Physician and each Payor, including, without limitation, those agreements established because of a request by TMP.

(c)          Compliance with Laws.  Physician shall conduct the Practice in accordance with any and all applicable laws, rules, guidelines and requirements of governmental, accrediting, reimbursement, payment and other agencies having jurisdiction over the operation of the Practice, including without limitation, compliance with the following requirements:

(i)           Physician has complied in all material respects with, is in material compliance with and shall remain in material compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to Health Care Laws and Practices (as defined below).  Physician has not received notification of or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, or of any rule, regulation or requirement of any licensing body relating to Health Care Laws and Practices.  For purposes of this Agreement, “Health Care Laws and Practices” means all federal, state or local laws, rules, regulations or guidelines regarding (i) any government-sponsored health care program, including Medicare and other federally or state funded entitlement programs, and including those laws, rules, regulations and guidelines related to covered services, charging practices, billing, collection, marketing and advertising, (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b (the “anti-kickback statute”), the federal physician self referral law set forth at 42 U.S.C. Section 1395nn (the “Stark law”), California Business and Professions Code Section 650, California Welfare and Institutions Code Section 14107.2(a), California Business and Professions Code Sections 650.01 and 650.02, California Labor Code Sections 139.3 and 139.31 and other related or similar laws and regulations, and (iii) the privacy, maintenance or protection of patient records, including the Health Insurance Portability and Accountability Act of 1996.

(ii)          Physician and Physician’s agents, employees or staff have not and shall not engage in any conduct that violates any Health Care Laws and Practices, including, without limitation, engaging in any unlawful kickbacks or any unlawful self-referral practices.

(iii)         Physician is fully qualified for participation in the Medicare and California Workers’ Compensation programs.

(d)          Physician Information.  Physician shall furnish TMP with Physician’s fee schedule, provider number, tax identification number, state license number, DEA registration, copies of all contracts with Payors, and other documents and information reasonably necessary to enable TMP to provide the Services.  In addition, Physician shall provide TMP with complete, accurate and legible documentation (“Billing Packet”) for Products dispensed by Physician and for whom TMP will provide the Services.  As permitted by applicable law, a Billing Packet shall include personal and insurance data as obtained from the Patient, guarantor and/or third party payor, as well as information from the medical records of the Patient, as prepared by Physician regarding the care of Patient.  Physician understands and acknowledges that the efficient and effective provision of Services by TMP is dependent upon TMP receiving correct, legible and complete billing data from Physician.  Physician shall maintain copies of all information submitted to TMP.

(e)          Cooperation.  Physician shall act in good faith and cooperate with TMP to assist TMP in carrying out its obligations and in providing Services hereunder, including, without limitation, executing all documents and taking all other actions reasonably requested of Physician by TMP to facilitate the billing and payment of any and all claims submitted by TMP on Physician’s behalf.

(f)           Physician Bank Account.  Physician shall establish a bank account (the “Physician Bank Account”) to which TMP shall deposit (as provided in Section 2.2 below) Eighty Percent (80%) of the gross collections of all claims paid by Workers’ Compensation payors and private payors (“Physician’s Payment”).  Physician shall notify TMP and the Bank (as defined below) of the account information for this account, including, without limitation, bank name, routing information and account number.

(g)          Errors.  If a Payor fails or refuses to pay a claim due to a material error or omission solely caused by TMP or due to TMP’s malfeasance, which TMP is unable to correct, then Physician shall receive a credit to be deducted from the next Fee (as defined below) payment owed to TMP.  If a Payor fails or refuses to pay a claim due to Physician’s failure to provide adequate documentation, malfeasance, or an error or omission caused by Physician, which Physician is unable to correct, Physician shall remain obligated for full payment of any amounts owed by Physician for any such refused claims, notwithstanding the Payor’s refusal of the claim.

(h)          Co-payments.  If the Physician does not elect to utilize TMP’s billing and collection services (as described in Section (m) of Exhibit A) with respect to the collection of co-payments from Patients and/or elects to collect co-payments from the Patients directly, Physician promises to comply with any and all laws regarding collection of co-payments, including, without limitation, the Health Care Laws and Practices.  Physician shall make a good faith effort to collect any such co-payments, unless Physician determines that the applicable Patient has a bona fide financial hardship and properly documents and confirms such hardship in writing.

ARTICLE II
COMPENSATION; DEPOSITS

2.1         Fees.  As payment for the Services provided by TMP hereunder, Physician shall compensate TMP in the amount of Twenty Percent (20%) of the total gross amount of collections on all claims submitted by TMP on Physician’s behalf (the “Fee”), which Fee shall be paid according to the terms of this Article 2.

2.2         TMP Bank Account.  For purposes of this Section 2.2 and 2.3, the Workers’ Compensation payors and private insurance payors are referred to as the “Non-Segregated Payors” and the Medicare payors are referred to as the “Segregated Payors.”  TMP shall open a bank account over which TMP shall have exclusive domain and control (“TMP Bank Account”) with a “Bank” whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and, except as provided otherwise in this Section 2.2 of this Agreement, shall deposit therein all collections it receives on behalf of the Physician from the Non-Segregated Payors.  On the last business day of each week, TMP shall direct the transfer of the Physician’s Payment to the Physician Bank Account and shall transfer the Fee to a second account of TMP’s choosing (“TMP Second Bank Account”).

2.3         Special Bank Account.  Notwithstanding any terms herein to the contrary, TMP shall be responsible for processing claims for payment from the Segregated Payors, identified in Schedule 1 of this Agreement, in the name of the Physician and on Physician’s behalf in accordance with the terms of this Agreement.  All of the payments with respect to such claims shall be made by check (or electronic funds transfer) payable to the Physician and shall be deposited into a bank account with a bank designated by the Physician and whose deposits are insured by the FDIC (the “Special Account Bank”) under the exclusive domain and control of the Physician (the “Special Bank Account”).  Physician shall, however, effective as of the Effective Date, enter into and maintain a Depository Agreement with Special Account Bank addressing the Special Account in substantially the form attached hereto as Exhibit B (“Depository Agreement”) or in such other form as is acceptable to the Special Account Bank, TMP and Physician, which in any event shall include provisions which: (i) provide for the weekly sweep (on a weekday to be determined by the parties) of Eighty Percent (80%) of the funds from the Special Bank Account into the Physician Bank Account and Twenty Percent (20%) of the funds from the Special Bank Account to the TMP Second Bank Account.  On the business day immediately prior to the weekly sweep, TMP shall provide a statement to the Special Account Bank, which statement shall (a) detail the weekly sweep payment to be made to the TMP Second Bank Account for payment of the Fee and (b) detail the weekly sweep payment to be made to the Physician Bank Account, including payment of the Physicians’ Payment; (ii) provide for the immediate notification by the Special Account Bank to TMP in the event that the Physician terminates or modifies any instructions to the Special Account Bank or the Depository Agreement; and (iii) are otherwise consistent with the terms of this Agreement.  Physician agrees he, she or it will not: (x) take any actions that interfere with the transfer of funds from the Special Bank Account to the TMP Second Bank Account as provided in this Section 2.3 and in the Depository Agreement; (y) remove, withdraw or authorize the removal or withdrawal of any funds from the Special Bank Account for any purpose except to accomplish the transfer of funds provided in this Section 2.3 of this Agreement or in the Depository Agreement; or (z) instruct any Segregated Payor to make payments to any account or location other than that Special Bank Account or take any other actions contrary to the terms of this Section 2.3, and Physician acknowledges and agrees that any such actions will, notwithstanding Physician’s ultimate control over the Special Bank Account, constitute a material breach by Physician of the covenants in favor of TMP hereunder.  Physician further agrees that during the Term (as defined below), the Special Account Bank may not provide financing to Physician or act on the behalf of another party in connection with the provision of such financing.

2.4         Adjustments.  In the event that TMP (a) pays any adjustments or charge backs to a Payor; or (b) is requested to make and makes a refund due to any overpayment by a Payor (“Adjustments”), related to any Physician claims previously paid to TMP on behalf of Physician, where Physician has already been paid his or her Physician’s Payment or received his or sweep to his or her Physician Bank Account from the Special Bank Account related to such Physician claim, then the next Physician’s Payment owing to the Physician shall be reduced by the amount of such Adjustment.  If, due to an act or omission of Physician, a payment claim or billing has been submitted erroneously, Physician shall correct the error on such claim or billing, and shall pay TMP the additional Fee for resubmission of such payment, claim or billing calculated in accordance with Section 2.1.

2.5         Statement.  TMP shall forward to Physician a statement of all Physician Payments and Fees paid on a monthly basis, accompanied by confirmation reports from the respective Payors relating to all submitted claims.

2.6         Disputes and Reconciliation.  The parties shall make an effort to resolve any dispute or disagreement related to the compensation due for Services hereunder by meeting and conferring and attempting reasonably and in good faith to resolve such dispute or disagreement.  If, notwithstanding the parties’ good faith effort to resolve such dispute or disagreement they are unable to reach a mutually agreeable solution, the matter shall be referred to arbitration as set forth in Section 6.2 below.

ARTICLE III
TERM AND TERMINATION

3.1         Term.  The term of this Agreement (the “Term”) shall be for a period of One (1) year and shall commence on ______________, 20___.  Thereafter, the term of this Agreement shall automatically renew for successive one (1) year periods unless earlier terminated by the parties in accordance with this Agreement.

3.2         Mutual Termination.  This Agreement may be terminated at any time upon the written mutual consent of the parties.

3.3         Termination Without Cause.  This Agreement may be terminated by TMP or Physician without cause upon thirty (30) days prior written notice to the other party.

3.4         Termination For Cause.  Either party may terminate this Agreement at any time by giving written notice via certified mail to the other party if:

(a)          The other party fails to comply with the terms of this Agreement or commits a material breach, and such non-compliance or breach remains uncured for a period of thirty (30) days following receipt or written notice from a non-breaching party specifying such non-compliance in reasonable detail; or

(b)          The other party applies for or consents to the appointment of a receiver, trustee or liquidator of that party or of all or a substantial part of his, her or its assets, or makes a general assignment for the benefit of creditors, takes advantage of any insolvency law, declares bankruptcy or becomes subject to an involuntary bankruptcy proceeding, becomes insolvent or commences liquidation, or ceases his, her or its operations for any reasons.

3.5         Legal Event Renegotiation or Termination.

(a)          Legal Event.  Notwithstanding any other provision of this Agreement, if, subsequent to the effective date hereof, the governmental agencies that administer the Medicare, Medicaid, or other federal programs (or their representatives or agents), or any other federal, state or local governmental or non-governmental agency, or any court or administrative tribunal passes, issues, or promulgates any law, rule, regulation, standard, interpretation, order, decision, or judgment, including but not limited to those relating to any safe harbor regulations pursuant to the anti-kickback statute or any self-referral regulations pursuant to the Stark law (collectively or individually, “Legal Event”), which, in the good faith judgment of a party (the “Noticing Party”), materially and adversely affects the other party’s licensure, accreditation, certification, or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any federal, state, or local governmental or non-governmental payor, or which subjects the Noticing Party to a risk of prosecution or civil monetary penalty, or which, in the good faith judgment of the Noticing Party, indicates a safe harbor rule or regulation with which the Noticing Party desires further compliance, then the Noticing Party may give the other party notice of intent to amend or terminate this Agreement in accordance with Section 3.5(b) below.

(b)          Notice.  The Noticing Party shall give notice to the other party together with written advice of counsel setting forth the following information: (i) the Legal Event(s) giving rise to the notice; (ii) the consequences of the Legal Event(s) as to the Noticing Party; and (iii) the Noticing Party’s intention to either:  (A) terminate this Agreement due to unacceptable risk of prosecution or civil monetary penalty; or (B) amend this Agreement, together with a statement that the purpose thereof is one (1) or more of the following: to further comply with any safe harbor rules or regulations created or affected by the Legal Event(s); to satisfy any licensure, accreditation, or certification requirements created or affected by the Legal Event(s); to preserve the Noticing Party’s ability to refer, accept referrals, or present bills or claims to or from the other party or any other person or entity; and/or to eliminate or minimize the risk of prosecution or civil monetary penalty.

(c)          Renegotiation or Termination.  In the event of notice under Section 3.5(b) above, the parties shall have ten (10) days from the giving of such notice (“Renegotiation Period”) within which to attempt in good faith to amend this Agreement in accordance with the Noticing Party’s proposal (if any) or otherwise as the parties may agree.  If this Agreement is not so amended within the Renegotiation Period, this Agreement shall terminate as of midnight on the tenth (10th) day after said notice was given.  Except as otherwise required by applicable law, any amounts owing to any party hereunder shall be paid, on a pro rata basis, up to the date of such termination, and any obligation hereunder that is to continue beyond expiration or termination shall so continue pursuant to its terms.  All written advice of counsel presented by the Noticing Party hereunder, and any corresponding written advice given by the other party in response, shall be deemed confidential and given solely for purposes of renegotiation and settlement of a potential dispute, and shall not be deemed disclosed so as to waive any privileges otherwise applicable to said written advice.

3.6         Rights and Remedies Upon Termination.  Upon the termination of this Agreement by any party:

(a)          Fees; Physician’s Payments.  TMP shall be entitled to receive the Fees due or owing to TMP hereunder with respect to claims processed and submitted on behalf of Physician up to the termination date.   Physician shall be entitled to receive the Physician’s Payments due or owing to Physician hereunder with respect to claims processed and submitted on behalf of Physician up to the termination date.

(b)          Records.  Upon the termination of this Agreement for any reason, TMP shall return all books, records, charts, fee slips, remittances, EOBs, billing statements, patient account information, bank deposit slips, checks, correspondence, notes, reports and any other information or data, in any form or format, related to Physician’s accounts and the billing services provided by TMP (the “Records”) which are in TMP’s possession or under TMP’s control.  TMP shall delete all of Physician’s records that constitute PHI (as defined in Exhibit C) from TMP’s computer systems.

ARTICLE IV
RECORDS

4.1         Maintenance of Records.   During the term of this Agreement, TMP shall be authorized to maintain at its offices and use billing and other records, claims, instruments, forms and other documents (collectively, “Documents”) prepared by or on behalf of Physician and/or the Practice, as may be necessary for the performance of TMP’s duties and obligations hereunder.  Physician shall obtain, prior to disclosure to TMP, any and all consents, approvals and authorizations from Patients or from others necessary to permit TMP to obtain and maintain such Documents.  Subject to Section 3.6, TMP and Physician shall each maintain such Documents for a period of not less than six (6) years.  Physician shall maintain all medical records of Patients.

4.2         Confidential Material.  Each party acknowledges that in performance of his, her or its duties and obligations hereunder, the parties, their respective officers, directors, partners, employees, contractors, agents and representatives (collectively, “Personnel”) will gain knowledge of, have access to, and otherwise have disclosed to them, Confidential Information (defined below).  Each party agrees that his, her or its Personnel shall not, at any time during or after the term of this Agreement or any renewal thereof, without the express prior written consent of the other applicable party, either directly or indirectly divulge, disclose or communicate in any manner whatsoever to any person not employed by or affiliated with the other applicable party any confidential or proprietary information regardless of the form or format, or the means by which such Personnel become aware of such information, nor shall such Personnel use such information for their personal use or for the benefit of others.  Confidential Information shall be used solely in connection with each party’s performance of his, her or its duties and obligations hereunder and shall not be used in any other manner whatsoever.  “Confidential Information” shall mean any matters relating to the business, operations, proprietary information or future plans of each party including, but not limited to, existing or potential Patients, referral sources, third party payors, rates of payment, methods of operations, utilization review, quality assurance or risk management programs, trade secrets, pricing policies, marketing and development plans, business, financial and personnel records and reports, technical or related documentation, plans, policies, procedures, programs, protocols or other data or intellectual property.  The parties hereto stipulate that, as between them, such matters are important, material, proprietary, and confidential, and as valuable, special and unique assets of each party gravely affect the conduct of the business of such party and the goodwill he, she or it maintains.  In addition, neither party shall disclose, without express prior written consent of the other party, to any other person the specific terms of this Agreement.

4.3         Audits.  Should Physician or TMP be subject to an audit or investigation by any third party payor or government agency, or pursuant to any local, state or Federal regulation or statute, then TMP and Physician shall fully cooperate with one another.  Cooperation shall include but not be limited to providing copies of all relevant documents reasonably requested by the other party in order to respond to such audit.  TMP and Physician shall be responsible for their own costs incurred in connection with any audit.

4.4         HIPAA.  Each party hereto shall strictly comply with all state and federal laws and regulations regarding confidentiality of patient medical records.  In addition, the parties have entered into the HIPAA Business Associate Addendum attached hereto as Exhibit C.

4.5         Survival.  This Article IV shall survive the expiration or earlier termination of this Agreement.

ARTICLE V
RELATIONSHIP BETWEEN THE PARTIES

5.1         Independent Contractors.  The parties are and at all times shall be independent contractors with respect to one another and in meeting their duties and responsibilities under this Agreement.  Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-employee or joint venture relationship between Physician and TMP.  Neither party shall have any obligation under this Agreement to compensate or pay applicable taxes for or provide employee benefits of any kind (including contributions to government mandated, employment-related insurance and similar programs) to or on behalf of another party or any other person employed or retained thereby.

5.2         Fair Value Warranty.  Each party represents and warrants on behalf of itself, that the aggregate benefit given or received under this Agreement has been determined in advance through a process of arms-length negotiations that were intended to achieve an exchange of goods and/or services consistent with fair market value under the circumstances, and that any benefit given or received under this Agreement is not intended to induce, does not require, and is not contingent upon, the admission, recommendation or referral of any Patient, directly or indirectly, and further, is not determined in any manner that takes into account the value of business generated between the parties.

5.3         Control Retained by Physician.  Physician shall at all times have ultimate responsibility and authority for the operation of the Practice.  TMP shall perform its functions strictly in a billing and claims processing service capacity and shall not have any authority over or responsibility for the practice of medicine by Physician or other physicians performing services at the Practice and shall not in any manner be responsible for the operation of the Practice or dispensing or prescription of the Products.  Physician shall be solely responsible for the dispensing of the Products and determination of medical necessity of the Products.  By entering into the Agreement, Physician retains control of and does not delegate to TMP any powers, duties or responsibilities vested in Physician by law.

5.4         No Requirement to Use Billing Services.  Physician and TMP acknowledge and agree that Physician was not required to utilize TMP’s billing services, prior to Physician entering into this Agreement.  Physician has requested TMP’s billing services in order to streamline his, her or its billing and claim processing services, so that Physician may concentrate on his, her or its professional practice.  Physician may terminate this Agreement upon thirty (30) days written notice to TMP, pursuant to Section 3.3 of this Agreement and may, provided Physician maintains his, her or its accounts in good standing, purchase the Products from Distributor, without utilizing TMP’s billing services.

5.5         Indemnification and Liability.

(a)          Physician shall indemnify, defend and hold harmless TMP against:  (i) any and all liability arising out of Physician’s failure to comply with the terms of this Agreement, and any injury, loss, claims or damages arising from the negligent operations, acts or omissions of Physician or his, her or its employees relating to this Agreement, including, without limitation, any violations of state or federal regulations relating to the extension of credit or handling of accounts receivable by Physician; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of TMP in connection with the defense of such claims.  This section 5.6(a) shall survive expiration or termination of this Agreement.

(b)          TMP’s liability for damages or losses arising out of Services hereunder shall be limited to resubmitting, at TMP’s expense, any inaccurate reports or forms, where inaccuracies were caused solely as a result of TMP’s actions or omissions, provided that Physician submits the notice of such inaccuracies to TMP within ten (10) days after such report or form is submitted by TMP and verifies the inaccuracy thereof.

(c)          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY LAW, TMP SHALL NOT BE RESPONSIBLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING DAMAGES FOR LOST GOODWILL, LOST PROFITS, LOST BUSINESS OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHER LEGAL THEORY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY OTHER TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER TMP WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

ARTICLE VI
MISCELLANEOUS

6.1         Amendment.  This Agreement may be modified or amended only by mutual written agreement of the parties.  Any such modification or amendment must be in writing, dated, signed by the parties and attached to this Agreement.

6.2         Arbitration.  Upon the request of either party, any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with California Code of Civil Procedure Sections 1280 et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected from JAMS and the arbitration shall be conducted in accordance with JAMS’ current rules for streamlined arbitration.  Notwithstanding any other provision of this Agreement, in the case of a dispute involving a claim for equitable relief, a court with equitable jurisdiction may grant temporary restraining orders and preliminary injunctions to preserve the status quo existing before the events which are the subject of the dispute.  Any final equitable or other relief shall be ordered in the arbitration proceeding.  Each party shall pay an equal share of the fees and expenses of any arbitrator and any administrative fee of JAMS.  The prevailing party shall be entitled to the award of reasonable attorneys’ fees and costs, in addition to whatever relief the prevailing party may be awarded.

6.3         Assignment, Delegation or Subcontracting.  Except for assignment, delegation or subcontracting by TMP to a successor-in-interest or an entity owned, controlled by or under common control with TMP, no party may assign any interest or obligation under this Agreement without the other parties’ prior written consent.

6.4         Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of the parties and their respective permitted successors and assigns.

6.5         Choice of Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, except choice of law rules that would require the application of the laws of any other jurisdiction.

6.6         Venue.  The parties agree that the County of Los Angeles, California shall be the only proper venue for disputes related to this Agreement, including arbitration.

6.7         Compliance With Laws.  The parties shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments.

6.8         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9         Entire Agreement.  This Agreement is the entire understanding and agreement of the parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the parties.  No other understanding between the parties shall be binding on them unless set forth in writing, signed by each party and attached to this Agreement.

6.10       Exhibits.  The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

6.11       Force Majeure.  No party shall be liable for nonperformance, defective performance or late performance of any of his, her or its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such party’s control, including acts of God, war (declared or undeclared), terrorism, action of any governmental authority, civil disturbances, riots, revolutions, vandalism, disruption of public utilities, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, or strikes (or similar nonperformance, defective performance or late performance of employees, suppliers or subcontractors) or computer hardware, software or other electronic system malfunctions.

6.12       Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

6.13       Meaning of Certain Words.  Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns shall include the plural and vice versa.

6.14       No Third-Party Beneficiary Rights.  The parties do not intend to confer and this Agreement shall not be construed to confer any rights or benefits to any person, firm, group, corporation or entity other than the parties.

6.15       Notices.  All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL).  Notice shall be deemed given when sent, if sent as specified in this Section or otherwise deemed given when received.  In each case, notice shall be delivered or sent to the address set forth on the signature page or such other address provided by the party in accordance with this Section.

6.16       Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement and such severance shall have no effect upon the enforceability of the remainder of the Agreement.

6.17       Subcontracting.  TMP may subcontract any or all of its obligations under this Agreement without the prior written consent of Physician.

6.18       Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a party must be in writing and shall apply solely to the specific instance expressly stated.

6.19       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

“PHYSICIAN”

Signature:
Print Name:
Title:

Address:

“TMP”

Signature:
Print Name:
Title:

Address:
2980 Beverly Glen Circle, Suite 301
Los Angeles, California 90077

Distributor:

SCHEDULE 1
PAYORS

All Workers Compensation Insurance

And

Medco
CareMark
Wellpoint
RXAmerica
Express Scripts
Argus
Humana
United Healthcare
Walgreens
RX Solutions
Script Save
Member Health/CCRX
Catalyst RX
Health Trans/Benescript
Procare RX

Additional Payors May Be Added As Needed

Schedule 1 Page 1

EXHIBIT A

SERVICES

(a)           TMP shall assist Physician in establishing and maintaining agreements with Payors, as requested by Physician.  The parties agree and acknowledge that establishing a new agreement with a Payor may take up to ninety (90) days, and TMP shall not be responsible if this process is delayed due to circumstances beyond TMP’s control, including, without limitation, Physician’s failure to timely provide all information requested by such Payor, or Payor’s internal delays in establishing the agreement with Physician.

(b)           TMP shall receive claims information from Physician via secure fax or electronic system compliant with the HIPAA requirements as set forth in the Business Associate Agreement attached as Exhibit C hereto, shall review, verify, file, process and submit the claims and/or billing statements to Payors, as applicable, and shall provide a computer-generated report verifying the Payor’s receipt of such claims and/or billing statements.  TMP shall process the claims within a reasonable amount of time after receipt of the claim information from the Physician.

(c)           TMP shall take such steps as are reasonably necessary to ensure that all Physician claims are complete and accurate, and are prepared and submitted in accordance with all applicable federal, state and local laws, rules, regulations and policies, to the best of TMP’s knowledge.

(d)           TMP shall review Physician’s fee schedule and coordinate it with the billing codes used by TMP in the preparation of billing statements and claims to Payors.  TMP shall continually keep Physician advised of fees paid by Payors for the Products or other comparable products.  Physician shall have final authorization and responsibility for proper coding.

(e)           TMP shall adhere to the requirements of contractual agreements between Physician and Payors.  TMP shall monitor contract activity, shall identify patterns in underpayments, late payments and denials, and shall take steps to resolve contract issues.  TMP shall inform Physician of consistent problems with Payors that cannot be resolved by TMP.

(f)            TMP shall notify Physician of and furnish Physician copies of all official correspondence received from any federal, state or local agency regarding claims audits, investigations or litigation.

(g)           TMP shall compare payments received with contractual agreement amounts and appeal, on behalf of Physician, all incorrect payments and denial of claims from initiation of an appeal through adjudication; provided, however, that TMP shall have the exclusive right to determine to abandon an appeal in its sole discretion upon provision of notice to Physician, which appeal may be assumed by Physician solely at Physician’s own cost.

Exhibit A Page 1

(h)           TMP shall at Physician’s cost furnish to Physician such periodic reports, as reasonably requested by Physician, and shall communicate with Physician and/or Physician’s designated personnel to resolve any issues arising in connection with Services.

(i)            TMP shall establish and coordinate activities with all of the personnel participating in Physician’s accounts receivable functions including, but not limited to, Physician’s designated staff and shall assist Physician in education and training of Physician’s personnel regarding appropriate documentation, policies and procedures.

(j)            TMP shall immediately inform Physician in the event TMP is investigated or audited by any local, state or federal agency, or in the event that a suit or claim is filed against TMP related to Services rendered by TMP under this Agreement.

(k)           TMP shall provide storage and warehousing services to Physician for the storage of Products, which are delivered to Physician, but that Physician does not have current space to store.  Physician acknowledges that such space shall be under Physician’s ultimate control and supervision and that Physician shall bear risk of loss while Products are stored in such space.  Physician shall have access to such space during normal business hours.  Physician hereby grants TMP free access to such space.

(l)            TMP shall provide supply chain management services and related software and software support to Physician for use by Physician in regards to Physician’s purchase and dispensing of the Products.

(m)          At Physician’s option, Physician may request that TMP shall, on behalf of Physician, collect any co-payments that are owed to Physician by Physician’s Patients for the purchase of the Products.  This election shall be confirmed in a writing signed by both TMP and Physician.  TMP shall charge Physician a 30% fee for collecting any co-payments.  Both TMP and Physician agree that any provisions in the Agreement that address the operation of the 20% collection fee shall equally apply to the co-payment collection fee of 30%, whereby, for purposes of those sections, the parties agree that a 30% collection fee or 70% net to Physician shall be substituted for any 20% or 80% terms when applied to collection of co-payments by TMP.

Exhibit A Page 2

EXHIBIT B

DEPOSITORY AGREEMENT

APPLICABLE FOR PURPOSES OF PAYMENTS FROM GOVERNMENTAL PAYORS

Exhibit B Page 1

EXHIBIT C

HIPAA BUSINESS ASSOCIATE ADDENDUM

1.           Covered Entity.  Physician is a “covered entity” under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and, as such, must enter into so-called “business associate” contracts with his, her or its contractors that may have access to patient medical information.

2.           Defined Terms.  Terms used, but not otherwise defined, in this Addendum shall have the same meaning as those terms in 45 Code of Federal Regulations (“CFR”) Parts 160, 162 and 164 (the “HIPAA Regulations”).  A reference in this Addendum to a section in the HIPAA Regulations means the section of the CFR as in effect or as amended, and for which compliance is required.

3.           Billing and Collecting.  TMP shall comply with 45 CFR Parts 160 and 162 (the “Transaction Rule”), including:  (a) TMP shall not change the definition, data condition, or use of a data element or segment in a standard of the Transactions Rule (a “Standard”);  (b) TMP shall not add any data elements or segments to the maximum defined data set; (c) TMP shall not use any code or data elements that are either marked “not used” in the Standard’s implementation specification or are not in the Standard’s implementation specification(s); and (d) TMP shall not change the meaning or intent of the Standard’s implementation specification(s).

4.           Use and Disclosure.  TMP shall not use or disclose Protected Health Information in any form, including electronic form (“PHI”), other than as permitted or required by this Addendum or as permitted or required by law.  Except as otherwise limited in this Addendum, TMP may use or disclose PHI to perform functions, activities, or services for, or on behalf of, Physician as specified in the Agreement, provided that such use or disclosure would not violate the HIPAA Regulations if done by Physician.  If the Agreement is to be performed in California, TMP shall not further disclose any PHI (including to subcontractors) received from Physician or maintained by TMP, unless required or permitted under California law.

5.           Access to PHI by Individuals.  TMP shall cooperate with Physician to fulfill all requests by individuals for access to the individual’s PHI that are approved by Physician.  TMP shall cooperate with Physician in all respects necessary for Physician to comply with 45 CFR Section 164.524.  Physician shall be solely responsible for determining the scope of PHI and Designated Record Set with respect to each request by an individual for access to PHI.  If TMP maintains PHI in a Designated Record Set on behalf of Physician, TMP shall permit any individual, upon notice by Physician, to access and obtain copies of the individual’s PHI in accordance with 45 CFR Section 164.524.  TMP shall make the PHI available in the format requested by the individual and approved by Physician, unless the PHI is not readily producible in such format, in which case the PHI shall be produced in hard copy format.  TMP shall not charge Physician or the individual any fees for such access to PHI.  If TMP does not hold any information as part of a Designated Record Set, this Section shall not apply to TMP.

Exhibit C Page 1

6.           Amendment of PHI.  TMP shall incorporate all amendments to PHI received from Physician after receipt from Physician.  If TMP does not hold any information as part of a Designated Record Set, this Section shall not apply to TMP.

7.           Access to TMP’s Books and Records.  TMP shall make its internal practices, books and records relating to the use and disclosure of PHI received from, or created or received by TMP on behalf of Physician, available to the Secretary of the Department of Health and Human Services for purposes of determining Physician’s compliance with the HIPAA laws and regulations.  TMP shall make such internal practices, books and records available within ten (10) business days of a request by Physician for inspection for purposes of determining compliance with this Agreement.

8.           Security Safeguards.  TMP shall implement a documented information security program that includes administrative, technical and physical safeguards designed to prevent the accidental or otherwise unauthorized use or disclosure of PHI.  TMP shall require any agents, affiliates, subsidiaries or subcontractors, with access to electronic PHI related to Physician in any way, to agree in writing to the same requirements under this Section.

9.           Reporting and Mitigating.  TMP shall immediately report to Physician any uses or disclosures of PHI not authorized by this Addendum or any Security Incident relating to TMP or the electronic PHI that TMP maintains for Physician.  Such notice shall describe the remedial or other actions undertaken or proposed to be undertaken by TMP in relation thereto.  TMP shall use its best efforts to mitigate the deleterious effects of any use or disclosure of PHI not authorized by this Agreement or any Security Incident.

10.         Term and Termination.

(a)           The Term of this Addendum shall be effective as of the effective date of the Agreement to which this Addendum is attached, and shall terminate when all of the PHI provided by Physician to TMP, or created or received by TMP on behalf of Physician, is destroyed or returned to Physician, or, if it is infeasible to return or destroy the PHI, protections are extended to such information, in accordance with Section 12 below.

(b)           If Physician becomes aware of any material breach of this Addendum by TMP, Physician shall provide TMP with written notice of such breach and such breach shall be cured by TMP within twenty (20) days of such notice.

Exhibit C Page 2

11.         Effect of Termination.

(a)           Upon termination or expiration of this Addendum, TMP shall recover all PHI that is in the possession of TMP’s agents, affiliates, subsidiaries or subcontractors.  If TMP believes at that time that it is infeasible for TMP to recover all PHI in the possession of TMP’s agents, affiliates, subsidiaries or subcontractors, TMP shall provide written notice to Physician regarding the nature of the unfeasibility.  Upon a determination by Physician that such recovery is infeasible, TMP shall request that its agents, affiliates, subsidiaries and subcontractors agree to the extension of all protections, limitations and restrictions required of TMP hereunder.  If it is feasible to make such recovery, TMP shall recover all PHI in the possession of TMP’s agents, affiliates, subsidiaries or subcontractors.

(b)           If TMP or TMP’s agents, affiliates, subsidiaries or subcontractors retain any PHI pursuant to this Section 12, the terms of this Addendum shall continue to apply to the PHI retained by TMP or any of TMP’s agents, affiliates, subsidiaries or subcontractors, even after termination of the Agreement.

12.         Affiliates, Agents, Subsidiaries and Subcontractors.  Each agent, affiliate, subsidiary or subcontractor of TMP, with access to PHI related to Physician in any way, shall agree in writing to the same use and disclosure restrictions imposed on TMP by this Addendum.

13.         Compliance with Laws. The parties shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments, applicable to the performance of the Agreement and this Addendum.

14.         No Third-party Beneficiary Rights.  The parties do not intend to confer and this Addendum shall not be construed to confer any rights or benefits to any person, firm, physician, corporation or entity other than the parties.

15.         Data Ownership.  PHI that TMP obtains, creates or maintains pursuant to the Agreement, on behalf of Physician or for TMP’s internal use, is the property of Physician and TMP has no ownership rights with respect thereto.

16.         Severability.  If any provision of this Addendum is determined to be illegal or unenforceable, that provision shall be severed from this Addendum and/or the Agreement, as applicable, and such severance shall have no effect upon the enforceability of the remainder of the Agreement.

Exhibit C Page 3

APPENDIX 1

PRICE SHEETS

Appendix 1 1